UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐           Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

United Western Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF MEETING
SOLICITATION AND REVOCABILITY OF PROXIES
QUORUM AND VOTING
ELECTION OF DIRECTORS (Proposal 1)
    Nominees and Continuing Directors
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
EXECUTIVE OFFICERS
BOARD STRUCTURE AND COMMITTEE COMPENSATION
CODE OF BUSINESS CONDUCT AND ETHICS
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
    Overview of Compensation Philosophy and Principles
    Role of Named Executive Officers in Compensation Decisions
    Components of the Executive Compensation Program
    Compensation Methodology
    Measurements Used for Incentive Compensation
    2007 Compensation Analysis
    Tax Implications of Executive Compensation
    Severance Plan
    Employment Agreements and Arrangements
    Change in Control Agreements
        Indemnification Agreement
    Stock Ownership Guidelines
  -i-

TABLE OF CONTENTS (Continued)

EXECUTIVE COMPENSATION
    Summary Compensation Table - Named Executive Officers
    Grants of Plan-Based Awards
     Outstanding Equity Awards at December 31, 2007
    Option Exercises and Stock Vested
    Disclosure Regarding Termination and Change in Control Provisions
DIRECTOR COMPENSATION
    Compensation Paid to Board Members
    Summary Compensation Table - Independent Directors
    Grants of Plan-Based Awards to Independent Directors
    Outstanding Equity Awards - Independent Directors
    Option Exercises and Stock Vested
COMPENSATION COMMITTEE REPORT
2007 EQUITY INCENTIVE PLAN
EMPLOYEE STOCK PURCHASE PLAN
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
APPENDIX I
-ii-

UNITED WESTERN BANCORP, INC.
700 17th Street, Suite 2100
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2008

TO THE SHAREHOLDERS OF UNITED WESTERN BANCORP, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of United Western Bancorp, Inc., a Colorado corporation (the “Company”), will be held at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202 on the 15th day of May, 2008 at 10:00 a.m. (local time) for the following purposes:

1.     To elect four (4) directors, three to serve until the 2011 Annual Meeting and one to serve until the 2009 Annual Meeting, or until their respective successors are duly elected and qualified;

2.     To ratify the appointment by the Audit Committee of the Board of Directors of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the 2008 calendar year;

3.     To transact any and all other business as may properly be brought before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 14, 2008 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for under the heading “Solicitation and Revocability of Proxies” on the initial page of the enclosed proxy statement.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                                                /s/  Michael J. McCloskey
                                Michael J. McCloskey
                                Chief Operating Officer
Denver, Colorado
March 20, 2008

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE
TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN
THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES.

UNITED WESTERN BANCORP, INC.
700 17th Street, Suite 2100
Denver, Colorado 80202

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2008

SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the Board of Directors on behalf of United Western Bancorp, Inc., a Colorado corporation (the “Company”), to be voted at the 2008 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 15, 2008, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the director nominees named herein pursuant to Proposal 1 and in favor of Proposal 2, and the persons named in the proxy will use their discretion with respect to any matters referred to in Proposal 3.

The executive offices of the Company are located at, and the mailing address of the Company is, 700 17th Street, Suite 2100, Denver, Colorado 80202.

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This proxy statement (the “Proxy Statement”) and accompanying form of proxy are being mailed on or about April 10, 2008. The Company’s Annual Report to Shareholders for 2007 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

Any shareholder of the Company giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Jeffrey R. Leventhal, Secretary, United Western Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202. To be effective, however, such notice of revocation must be received by the Company at or prior to the Annual Meeting.

In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or through personal contact. Such officers and employees will not receive additional compensation for any such solicitations, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of voting Common Stock, par value $0.0001 per share (the “Common Stock”), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, will be borne by the Company.

QUORUM AND VOTING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 14, 2008 (the “Record Date”). On the Record Date, there were 7,265,454 shares of Common Stock issued and outstanding.

Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company’s Articles of Incorporation nor its Bylaws provide for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting constitutes a quorum to transact business at the Annual Meeting. In the absence of a quorum, the Annual Meeting may be adjourned from time to time until a quorum is present or represented. If there is a quorum, the affirmative vote of a plurality of the shares of Common Stock cast at the meeting is required for the election of directors pursuant to Proposal 1. The affirmative vote of a majority of the shares of Common Stock cast at the meeting is required to approve Proposal 2 and any other matters acted on at the Annual Meeting.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have no effect on Proposal 1 other than reducing the number of votes a candidate receives; abstentions, however, will have the same effect as a vote against the matter with regard to Proposal 2. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

* * * * * * * * * *

ELECTION OF DIRECTORS
(Proposal 1)
General

United Western Bancorp, Inc. (“United Western Bancorp” or the “Company”) is a unitary thrift holding company that operates principally through the following operating subsidiaries: United Western Bank (“United Western Bank”), Sterling Trust Company (“Sterling”), First Matrix Investment Services Corp. (“First Matrix”) and Matrix Financial Services Corporation (“Matrix Financial”).

The Company’s Bylaws provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at nine. This represents an increase of two directors over the seven directors currently comprising the Board of Directors. The two new directors nominated by the Board of Directors are Michael J. McCloskey and Bernard Darré.

The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company.

Nominees and Continuing Directors

Four (4) directors will be elected at the Annual Meeting of Shareholders, three to serve for a three year term expiring at the Annual Meeting of Shareholders expected to be held in May 2011 and one to serve for a one year term expiring at the Annual Meeting of Shareholders expected to be held in May 2009. Unless otherwise directed in the enclosed proxy, the persons named in the proxy intend to nominate and to vote the shares represented by such proxy for the election of the nominees named below for the office of director of the Company, to hold office for the respective terms or until their respective successors shall have been duly elected and shall have qualified. The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company or be unable to serve as a director of the Company. Should any of the nominees become unavailable for nomination or election, or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

Information regarding each nominee and the continuing director of the Company is set forth in the table and text below.

Name	Age	Present Office(s) Held at United Western Bancorp, Inc.	Current Term Expires	New Term to Expire
Nominees:
Guy A. Gibson	43	Chairman of the Board of Directors	2008	2011
James H. Bullock (1)(2)(3)	71	Director	2008	2011
Michael J. McCloskey	56	Chief Operating Officer	—	2011
Bernard Darré	38	Director of United Western Bank	—	2009

Continuing Directors:
Lester Ravitz (1)(2)(3)	70	Director	2009	—
Robert T. Slezak (1)(2)(3)	50	Director	2009	—
Jeffrey R. Leeds (1)(2)(3)	62	Director	2010	—
Scot T. Wetzel	39	President and Chief Executive Officer	2010	—
William D. Snider	66	Vice Chairman and Chief Financial Officer	2010	—

(1) Member of the Audit Committee. (2) Member of the Compensation Committee. (3) Member of the Nomination and Governance Committee.

Guy A. Gibson, age 43, has served as the Chairman of the Board of Directors of United Western Bancorp since December 2005. Mr. Gibson is the founder and has served as Chairman of G2 Holding Corp. since 2002. G2 Holding Corp. owned and controlled Legent Clearing LLC, a securities clearing firm, until its sale in February 2005. Mr. Gibson founded the predecessor of United Western Bancorp in 1989 and served as the Company’s President and Chief Executive Officer from 1992 through June 2002. Mr. Gibson received a B.S. in Finance from Bowling Green State University.

James H. Bullock, age 71, has served as a director of United Western Bancorp since June 2003. Dr. Bullock has served on the Audit Committee, Compensation Committee and the Nomination and Governance Committee since June 2003. Dr. Bullock has served as a director of United Western Bank for more than six years and chairs the Audit Committee. Dr. Bullock, Professor and Department Head Emeritus, New Mexico State University, taught graduate and undergraduate financial and managerial accounting courses for three different universities over a span of 27 years. He was Professor and Academic Department Head, Accounting and Business Computer Systems, New Mexico State University from 1980 until his retirement from academia in 1996. He is a member of the American Institute of Certified Public Accountants, the Institute of Management Accountants, and the American Accounting Association. The Board of Directors has determined that Dr. Bullock is an “independent director” under Nasdaq Marketplace rules.

Michael J. McCloskey, age 56, has served as the Chief Operating Officer of United Western Bancorp with responsibility for all of the Company’s non-bank subsidiaries since December 2005. Mr. McCloskey served as Executive Vice President of G2 Holding Corp. from 2003 until December 2005. Prior to joining G2 Holding Corp., Mr. McCloskey founded and served as Managing Member to Triumph Capital Partners, LLC, a boutique merchant bank, from January 2001 to January 2003. Mr. McCloskey has over 25 years of experience in investment banking, corporate operations, fund management, legal matters and other activities. Mr. McCloskey served as an officer and department head of both E.F. Hutton & Company Inc. and Paine Webber Inc. from 1983 to 1993. Mr. McCloskey is a Managing Director of Milestone Merchant Partners, LLC, which is an affiliate of Milestone Advisors, LLC. Mr. McCloskey is also a director of Martin Ray Winery, a California wine producer and distributor.

Bernard Darré, age 38, is a co-founder and partner of Bow River Capital Partners, a group of private equity/opportunity funds founded in 2003 which make investments in operating companies and special situation real estate and oil and gas opportunities in the United States, Canada, and Mexico. Mr. Darré has more than 10 years of private equity experience with Bow River Capital Partners and CapEx, LP and has been involved in approximately 30 investments with gross transaction values totaling over $500 million. Mr. Darré currently serves on the Board of Directors of American Energy Assets, LLC, Granite and Marble Holdings, Inc., and Holman Boiler Works, Inc., all of which are privately held. Additionally, Mr. Darré has served as an outside director of United Western Bank since July 31, 2006. Mr. Darré received his B.A. in Political Science from Miami University (Ohio) and his M.B.A. with emphasis in Finance and Real Estate from The Ohio State University. In September 2006, Mr. Darré received a loan from United Western Bank, an affiliate of the Company. The loan was made in the ordinary course of business on substantially the same terms as those prevailing at the time with unrelated persons and did not present any unfavorable features. This loan has since been repaid. The Board of Directors has determined that Mr. Darré is an “independent director” under Nasdaq Marketplace rules.

Lester Ravitz, age 70, has served as a director of United Western Bancorp since June 2001. Mr. Ravitz has served on the Audit Committee and the Compensation Committee of United Western Bancorp since June 2001, as well as serving on the Nomination and Governance Committee since its formation in December 2002. He currently is an independent consultant and previously served, from 1997 to 2000, as Chief Operations Officer for First Clearing Corporation and as Chief Operating Officer from 1994 to 1997 for First Union Brokerage Services. First Clearing Corporation provides brokerage clearing services and is a subsidiary of Wachovia Corporation, formerly known as First Union Corporation (NYSE: WB). The Board of Directors has determined that Mr. Ravitz is an “independent director” under Nasdaq Marketplace rules.

Robert T. Slezak, age 50, has served as a director of United Western Bancorp since June 2001. Mr. Slezak has served on the Audit Committee and the Compensation Committee of United Western Bancorp since June 2001, as well as serving on the Nomination and Governance Committee since its formation December 2002. He currently is an independent management consultant. He held the position of Chief Financial Officer for TD Ameritrade Holding Corporation, a provider of securities brokerage services, from October 1989 to November 1999. The Board of Directors has determined that Mr. Slezak is an “independent director” under Nasdaq Marketplace rules.

Jeffrey R. Leeds, age 62, has served as a director of United Western Bancorp since August 2006. Mr. Leeds has an M.B.A. from Columbia University, began his career as a staff economist at the First National Bank of Chicago and later spent a year at the Chicago Board Options Exchange. In 1981 he joined Chemical Banking Corporation, where he assumed a number of responsibilities, notably as a managing director in charge of asset and liability management. In 1995 he joined Greenpoint Financial Corp. as senior vice president and treasurer; in 1999 he was promoted to executive vice president, and until Greenpoint’s sale in 2004, he served as its chief financial officer and was recognized as a key contributor to the company’s financial success. Mr. Leeds serves on the boards of Brookdale Senior Living, Inc. and Och-Ziff Capital Management Group, LLC, and chairs the Audit committees of both companies. Both companies are listed on the New York Stock Exchange. The Board of Directors has determined that Mr. Leeds is an “independent director” under Nasdaq Marketplace rules.

Scot T. Wetzel, age 39, has served as the President and Chief Executive Officer of United Western Bancorp since December 2005. Mr. Wetzel also serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company’s subsidiary, United Western Bank. From November 2000 through August 2005, Mr. Wetzel served as President of the Colorado division of Compass Bancshares, Inc. Prior to Compass Bancshares, from 1991 to 2000, Mr. Wetzel was employed by KeyBank, most recently as Senior Vice President and Sales Leader of Corporate Banking in Colorado.

William D. Snider, age 66, has served as Vice Chairman of the Board since August 2006, and has served as the Company’s Head of Finance and Risk Management since January 2006 and as Chief Financial Officer since April 2006. From 2001 to present, Mr. Snider has served as a director of Native American Bank, N.A. and, in 2005, served as the interim chief executive officer for Native American Bank. Mr. Snider has served as the chief financial officer at CoBank and TransOhio Bank and from 1986 to 1990 served as group head treasury at Continental Bank Corporation. From 1992 to 1997 he served as executive vice president of finance, administration and operations and chief financial officer at CoBank, a $22 billion banking organization headquartered in Denver, Colorado that is part of the U.S. Farm Credit System. Mr. Snider received a B.S. in Engineering from the University of Illinois and an M.B.A. from the University of Illinois and completed work beyond the M.B.A. at Northwestern University. He has also completed the Advanced Management Program in Finance from Stanford University, is a member of Financial Executives International, the CFA Institute and the Colorado CFA Society and holds the Chartered Financial Analyst designation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL FOUR NOMINEES.

* * * * * * * * * *

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

On February 7, 2008, the Audit Committee resolved to retain McGladrey & Pullen, LLP, certified public accountants, to serve as independent registered public accounting firm of the Company for the year ending December 31, 2008. Pursuant to the Amended and Restated Audit Committee Charter adopted by the Company in March 2004, and amended on September 7, 2006 and August 2, 2007, the Audit Committee has the responsibility for the selection of the Company’s independent registered public accounting firm. Although shareholder ratification is not required for the selection of McGladrey & Pullen, LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint another registered public accounting firm before the end of the current fiscal year, and in such case, shareholders’ opinions would be taken into consideration.

Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

In connection with the audits for the fiscal years ended December 31, 2006 and 2007 and through the date hereof there were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of McGladrey & Pullen, LLP, would have caused McGladrey & Pullen, LLP, to make reference to the subject matter of the disagreements in connection with its reports. During the last two fiscal years, McGladrey & Pullen, LLP did not advise the Company of any information that would be required to be reported under Item  04(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

* * * * * * * * * *

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock by: (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company’s directors and each of the Company’s executive officers named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the information in the table is given as of the Record Date and the address of each person listed in the following table is 700 17th Street, Suite 2100, Denver, Colorado 80202.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Guy A. Gibson	1,297,531	(3)	17.86%
Scot T. Wetzel	24,242	(4)	*
William D. Snider	22,022	(5)	*
Michael J. McCloskey	22,672	(6)	*
Benjamin C. Hirsh	7,982	(7)	*
Jeffrey R. Leventhal	3,775		*
James H. Bullock	3,357		*
Jeffrey R. Leeds	10,965		*
Robert T. Slezak	15,971	(8)	*
Lester Ravitz	2,075	(9)	*
Bernard Darré	1,000	(10)	*
All directors, director nominees and officers as a group (12 persons)	1,411,592		19.43%
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, UT 84111	725,929	(11)	9.99%
Jonathan Starr / Flagg Street Capital, LLC 44 Brattle Street Cambridge, MA 02138	678,322	(12)	9.34%
Magnetar Financial LLC Magnetar Capital Partners LP Supernova Management LLC Alec N. Litowitz 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	620,805	(13)	8.54%
FrontPoint Partners LLC 1585 Broadway New York, NY 10036	489,505	(14)	6.74%

* Indicates ownership of less than 1% of the Company’s Common Stock.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)	Percentages are based on 7,265,454 shares of Common Stock issued and outstanding on the Record Date.

(3)	As of February 8, 2008, Mr. Gibson has pledged 845,531of his shares.

(4)
Consists of 3,915 shares owned directly, 9,163 shares in an IRA account, 1,000 shares owned jointly with Mr. Wetzel’s spouse, 2,200 shares owned by Mr. Wetzel’s children under the Uniform Gift to Minors Act, and a restricted stock grant of 7,964 shares.

(5)
Consists of 10,525 owned individually, 5,142 shares in two IRA accounts, including 27 shares attributable to dividend reinvestment, a restricted stock grant of 5,120 shares, and 1,235 shares owned through the Company’s Employee Stock Purchase Plan.

(6)
Consists of 8,052 shares owned jointly with Mr. McCloskey’s spouse, 8,265 in two separate IRA accounts, a restricted stock grant of 5,120 shares, and 1,235 shares owned through the Company’s Employee Stock Purchase Plan.

(7)
Consists of 3,549 shares owned through the Company’s Employee Stock Purchase Plan, 2,014 shares owned jointly with Mr. Hirsh’s spouse, 1,511 shares in an IRA account, and a restricted stock grant of 908 shares.

(8)	Consists of 14,800 shares owned by the Robert T. Slezak Trust, Robert T. and Jane G. Slezak co-trustees, and 1,171 shares owned individually.

(9)	Consists of 1,004 shares owned by the Lester & Joan N. Ravitz Joint Revocable Trust, and 1,071 shares owned individually, including 7 shares attributable to dividend reinvestment.

(10)
Does not include 38,315 shares held by Bow River Capital Fund L.P. and Bow River Capital Fund II L.P., which are managed by Bow River Capital Partners, of which Mr. Darré is a partner, of which Mr. Darré has disclaimed beneficial ownership on account of agreements between him and Bow River Capital Partners which remove from Mr. Darré any voting or dispositive power or influence over the shares.

(11)	Based on Form SC 13G/A, filed with the Commission on February 14, 2008, disclosing that Wasatch Advisors, Inc. has sole voting and dispositive power of 725,929 shares.

(12)
Based on Form SC 13G/A, filed with the Commission on February 14, 2008, disclosing that Jonathan Starr, as the manager of Flagg Street Capital LLC, and Flagg Street Capital LLC as the sole general partner of Flagg Street Partners Qualified L.P., have sole voting and dispositive power to an aggregate of 678,322 shares.

(13)
Based on Form SC 13G/A, filed with the Commission on February 13, 2008,  disclosing that each of Magnetar Capital Partners, Supernova Management and Mr. Litowitz share voting and dispositive power of 620,805 shares consisting of (a) 373,883 shares held for the account of Magnetar Capital Master Fund; (b) 1,106 shares held for the account of Magnetar SGR Fund Ltd.; (c) 28,935 shares held for the account of Magnetar SGR Fund LP; and (d) 216,881 shares held for the account of the managed accounts, and Magnetar Financial shares voting and dispositive power of the 373,883 shares held for the account of Magnetar Capital Master Fund.

(14)
Based on Form SC 13G/A, filed with the Commission on February 14, 2008 , by a parent holding company or control person (Morgan Stanley), disclosing that Front Point Partners LLC holds 489,505 shares with sole voting and dispositive power.

Executive Officers

The following sets forth the name, age, current position with the Company and the principal occupation during the last five years of the executive officers of the Company. Information with respect to the executive officers who serve on the Board of Directors is set forth above under the caption “Nominees and Continuing Directors.”

Jeffrey R. Leventhal, age 49, joined the Company in the second quarter of 2007 and has served as General Counsel, Senior Vice President and Secretary of United Western Bancorp since May 17, 2007. He has spent nearly 25 years in the payments and financial services industry, most recently as Chief Operating Officer of govONE Solutions LLC, a joint venture between First Data Corporation and a group of private equity investors. Previously, Mr. Leventhal served as First Data Corporation’s Senior Vice President – Business Development and Legal Affairs. He began his career at First Data in 1993 as General Counsel of Colorado-based operations. Before joining First Data, Mr. Leventhal practiced law with Skadden, Arps, Slate, Meagher and Flom, where he was a member of the Banking and Institutional Investing Group. He is admitted to practice law in Colorado, Massachusetts and New York.

Benjamin C. Hirsh, age 50, has served as Chief Accounting Officer of the Company since April 2006. Mr. Hirsh joined the Company in November 2000 as director of internal audit and in October 2001 was appointed Chief Financial Officer of the Company’s principal subsidiary, United Western Bank, a position he held until his appointment as Chief Accounting Officer of the Company. He also serves as a director of United Western Bank, and is the President and the Financial and Operations Principal of First Matrix.

Board Structure and Committee Composition

General. The Board of Directors consists of a majority of independent directors as such term is defined in the Marketplace Rules of the Nasdaq Stock Market. The Board of Directors held six regular meetings and six special meetings and took action by unanimous written consent four times during 2007. During 2007, no incumbent director attended fewer than 75 percent of the meetings of the Board and committees on which the director served. The Board of Directors does not have a formal policy with regard to director attendance at the Company’s annual meeting. All of the directors were present at the 2007 annual meeting.

The Board of Directors currently has three standing committees: the Compensation Committee, the Nomination and Governance Committee and the Audit Committee. The Compensation Committee, the Audit Committee and the Nomination and Governance Committee are each comprised of Mr. Ravitz, Mr. Slezak, Dr. Bullock and Mr. Leeds, each of whom is considered independent as such term is defined in the Nasdaq Marketplace Rules.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving the Company’s executive compensation policies for senior officers and administering the 2007 Equity Incentive Plan, the Amended and Restated 1996 Employee Stock Purchase Plan, the Amended and Restated 1996 Employee Stock Option Plan, and the 2006 Employee Stock Option Plan. The Compensation Committee held ten meetings during 2007. The Compensation Committee has adopted a written charter, which is available on the Company’s website, www.uwbancorp.com.

Nomination and Governance Committee and Shareholder Nomination of Directors. The Nomination and Governance Committee is responsible for identifying individuals qualified to become board members and recommending to the Board of Directors the director nominees for the next annual meeting of shareholders. The Nomination and Governance Committee also identifies best practices and is responsible for recommending to the Board of Directors corporate governance guidelines and reviewing the charters adopted by the committees of the board. A copy of the Nomination and Governance Committee charter may be found on the Company’s website, www.uwbancorp.com. The Nomination and Governance Committee held six meetings in 2007.

To be considered for membership on the Board of Directors, a candidate must meet the following criteria, which have been developed by the Nomination and Governance Committee and approved by the Board of Directors:

•	Directors should possess personal and professional ethics, integrity and values;
•	Each director must be committed to promoting long-term shareholder value;
•
Each director should have significant and relevant expertise in at least one of the Company’s established business lines, or other significant and relevant business expertise that the board believes will allow the candidate to effectively promote long-term shareholder value;

•	Each director should have the ability to exercise sound business judgment;
•	Each director should be able to read and understand basic financial statements (balance sheet, income statement and statement of cash flows); and
•	Directors should be willing to devote sufficient time to carrying out his or her duties and responsibilities to the Company effectively.

Additionally, in the fulfillment of their responsibilities to identify and recommend to the Board of Directors individuals qualified to become board members, the members of the Nomination and Governance Committee will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industries in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the members of the Nomination and Governance Committee will first consider current board members because it has previously been determined that they meet the criteria listed above and they possess an in-depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives.

The Nomination and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. In order to provide the Nomination and Governance Committee sufficient time to evaluate candidates prior to submission to the shareholders for vote at a meeting, shareholders desiring to nominate persons for director should follow the instructions set forth in the Company’s Amended and Restated Articles of Incorporation, as amended. This includes, with respect to an election to be held at the Company’s annual meeting of shareholders in 2009, delivering or mailing written notice of a shareholder’s intention to make a nomination to the Secretary of the Company at its principal executive office not later than December 11, 2008. If directors are to be elected at a special meeting of shareholders, written notice of intention shall be delivered or mailed to the Secretary of the Company at its principal executive office not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In either case, the notice shall contain: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder; (iv) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

Audit Committee. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and performing such other duties as the Board of Directors may from time to time prescribe. The Board of Directors has reviewed the education, experience and other qualifications of each of the members of the Audit Committee. The Board of Directors has determined that the Company satisfies the requirement of Securities and Exchange Commission regulations to have at least one audit committee financial expert as described by those regulations. Mr. Slezak, as well as Dr. Bullock and Mr. Leeds, all of whom the Board of Directors has determined are “independent” under Securities Exchange Act Rule 10A-3(b) and Nasdaq Marketplace Rules, have been determined to be audit committee financial experts. A copy of the Audit Committee charter may be found on the Company’s website, www.uwbancorp.com. The Audit Committee held nine meetings during 2007.

Shareholder Communication with the Board of Directors. The Board of Directors has adopted a process for shareholders to communicate with members of the Board of Directors by mail. The communication may be addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, United Western Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202. Any such communication may also be sent via e-mail in care of the Corporate Secretary at his e-mail address:  JLeventhal@uwbank.com. This information is also available on the Company’s website at www.uwbancorp.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics may be found on the Company’s website at www.uwbancorp.com.

The Company intends to post amendments to or waivers from its Code of Business Conduct and Ethics that apply to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on its website at www.uwbancorp.com.

AUDIT COMMITTEE REPORT

To the Board of Directors of United Western Bancorp, Inc.:

The Audit Committee currently consists of four directors, all of whom are considered independent under the Marketplace Rules of the Nasdaq Stock Market. We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independent Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accounting firm their independence.

The Company paid McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm for fiscal years 2007 and 2006, and RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP, the following amounts for fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$470,500	$448,500
Audit Related Fees(1)	135,000	104,500
Total Audit and Related Fees	605,500	553,000
Tax Fees(2)	58,500	58,500
All Other Fees	—	—
Total Fees	$664,000	$611,500

(1)	Audit related fees consisted principally of fees for audits of financial statements of the employee benefit plan and other compliance related procedures.

(2)	Tax fees consisted of fees for tax compliance and tax consulting services, paid to RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP.

The Audit Committee has pre-approved audit related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and associated fees up to a maximum for any one non-audit service based on agreed upon hourly rates. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve a service not included in the general pre-approval and any proposed services exceeding pre-approved cost levels or budgeted amounts, provided that the Chair shall report any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee Charter, which was last revised on August 2, 2007, and which is compliant with the requirements of the Securities and Exchange Commission and the Nasdaq Marketplace Rules, is available on the Company’s website at www.uwbancorp.com.

The foregoing report is furnished by the Audit Committee and will not be incorporated into any other filing with the SEC that might incorporate this proxy statement unless the Company specifically incorporates this report.

AUDIT COMMITTEE
Robert T. Slezak – Chairman
James H. Bullock
Jeffrey R. Leeds
Lester Ravitz

COMPENSATION DISCUSSION AND ANALYSIS

This is a report of the Company and its senior management team, namely, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (the “Senior Officers”). It is not the report of the Compensation Committee. In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us,” refer to the Company and, when the context requires, to the Senior Officers.

Overview of Compensation Philosophy and Principles

The Compensation Committee of the Board of Directors (the “Compensation Committee”) oversees the Company’s compensation programs. The Company’s compensation programs include programs designed specifically for its executive officers, including the Chairman of the Board, Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”).

The Board of Directors established the Compensation Committee to, among other things, review and approve the compensation levels of Named Executive Officers, evaluate the performance of Named Executive Officers and consider senior management succession issues and related matters for the Company. In accordance with the Marketplace Rules of the Nasdaq Stock Market, the Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. No Compensation Committee member participates in any of the Company’s employee compensation programs. Each year the Nomination and Governance Committee reviews all direct and indirect relationships that each director has with the Company and the Board of Directors subsequently reviews its findings. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with the Company. The responsibilities of the Compensation Committee are stated in its charter, which is available on the Company’s website at www.uwbancorp.com.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to the Named Executive Officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its Named Executive Officers should include both cash and stock-based compensation that reward performance as measured against established goals.

In order to recruit and retain the most qualified and competent individuals as Named Executive Officers, we strive to maintain a compensation program that is competitive in the labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following objectives are considered by the Compensation Committee when it establishes compensation programs for our Named Executive Officers:

•	Drive and reward performance which supports the Company’s strategic goals;
•	Provide a significant percentage of total compensation that is “at-risk,” or variable, based on predetermined performance criteria;
•	Encourage stock holdings or other equity driven compensation to align the interests of Named Executive Officers with those of shareholders;
•	Design competitive compensation programs that enhance our ability to attract and retain best performing Named Executive Officers; and
•	Set compensation and incentive levels that reflect competitive market practices.

We do not believe it is appropriate to establish compensation levels primarily based on benchmarking against the compensation paid by other companies. We do believe, however, that information regarding pay practices at other companies is useful to ensure that our compensation programs are competitive in the marketplace. In addition, comparative compensation information is one factor that the Compensation Committee considers in assessing the reasonableness of its own compensation programs.

The Senior Officers’ recommendations to the Compensation Committee for Named Executive Officer compensation, and the Compensation Committee’s review of those recommendations, are based primarily upon an assessment of each Named Executive Officer’s leadership, performance and potential to enhance long-term shareholder value. We rely upon our judgment about each individual – and not on rigid formulas or short-term changes in business performance – in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include:  (i) performance compared to the financial, operational and strategic goals established at the beginning of the year; (ii) nature, scope and level of responsibilities; (iii) contribution to the Company’s financial results, particularly with respect to key measurement points such as revenue, earnings and return on equity; (iv) effectiveness in leading our initiatives to increase both shareholder and customer value and productivity; (v) contribution to the Company’s commitment to corporate responsibility, including success in creating a culture of unyielding integrity and compliance with applicable laws and our ethics policies; and (vi) commitment to community leadership and diversity.

We also consider each Named Executive Officer’s current salary and we try to strike an appropriate balance between incentives for long-term and short-term performance. In addition, we review an analysis setting forth the total compensation potentially payable to, and the benefits accruing to, each Named Executive Officer, including current value of outstanding equity-based grants.

Role of Named Executive Officers in Compensation Decisions

The Compensation Committee makes all final compensation decisions for Named Executive Officers, including equity awards. The Senior Officers annually review the performance of each Named Executive Officer (other than the Chief Executive Officer and the Chairman, whose performance is initially reviewed by the Compensation Committee). The conclusions and recommendations resulting from the Senior Officers’ reviews and from an analysis prepared by the Chief Financial Officer that calculates performance against the business and financial plan (the “Plan”) together with proposed annual award amounts, are then presented to the Compensation Committee for its consideration and approval in executive session. The Compensation Committee retains complete discretion to accept, reject or modify the Senior Officers’ recommendations.

Components of the Executive Compensation Program

We believe the total compensation and benefits program for the 2007 year for Named Executive Officers should consist of the following:

•	Base salaries;
•	Annual incentive cash compensation;
•	Equity-based incentive compensation; and
•	Retirement, health and welfare benefits.

Base Salaries

Base salaries are determined by evaluating a Named Executive Officer’s level of responsibility and experience and the Company’s performance. Adjustments to base salaries, if any, are driven primarily by individual performance and comparative data from the Survey Data (as defined below). Individual performance is evaluated by reviewing the Named Executive Officer’s success in achieving business results, promoting our core values and keys to success and demonstrating leadership abilities. We also consider the Named Executive Officer’s success in achieving business results, including the implementation of our shareholder strategies regarding our focus on community banking, the promotion of our core values and keys to success and demonstrated leadership skills.

When considering the base salary of the Named Executive Officers, the Compensation Committee reviews the compensation of comparable Named Executive Officers from the Survey Data. They also considered the Company’s continuing achievement of its short-term and long-term goals:

•	Meet earnings per share and profit after tax goals;
•	Grow and support the banking subsidiary’s community banking strategies;
•	Successfully manage institutional risk;
•	Communicate strategy and financial results effectively; and
•	Develop human resource capability and reduce attrition.

The compensation consultant assists us in setting base salaries with the evaluation of the Survey Data, general economic conditions and marketplace compensation trends. The Compensation Committee may then adjust base salaries for Named Executive Officers when:

•	The current compensation demonstrates a significant deviation from the market data;
•	It wishes to recognize outstanding individual performance; and
•	It wishes to recognize an increase in responsibility.

Aligning base salaries with those paid by other employers is especially critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary.

Annual Incentive Compensation

The annual incentive compensation awarded under the incentive compensation plan provides Named Executive Officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide, business unit, division, department or function and individual performance goals. The Compensation Committee seeks to utilize the annual incentive component of our compensation program to align Named Executive Officers’ pay with our annual (short-term) performance. Incentive bonuses are generally paid at the beginning of the first quarter of each year for the prior fiscal year’s performance.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Named Executive Officer. The incentive target percentage represents the Named Executive Officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

Retirement, Health and Welfare Benefits

The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and basic life insurance at no cost to the employee. All Company employees, including the Named Executive Officers, are generally eligible for the Company’s qualified 401(k) savings and retirement plan, as well as the Company’s Employee Stock Purchase Plan.

Equity Based Compensation

In addition to base salaries and incentive compensation, the Compensation Committee makes grants of stock options, restricted stock and other forms of equity-based compensation to Named Executive Officers. Unlike the incentive compensation program, which is focused on annual result and performance, awards of equity-based compensation are designed to encourage executives to consider longer term capital appreciation as an important objective. We believe these equity incentives are important to ensure that management balances short term earnings with longer term shareholder value. While the Company has more than one equity compensation plan in place, current awards of stock options, restricted stock or other equity-based compensation are made from the Company’s 2007 Equity Incentive Plan. See “2007 Equity Incentive Plan” below for a description of the term of awards made under that plan.

Compensation Methodology

Compensation Consultant

In 2006, the Company and the Compensation Committee engaged a third party compensation consultant, The Harlon Group (“Harlon”) to provide research, analysis and recommendations regarding base salary amounts and annual incentive bonus targets for the Named Executive Officers as well as components of long term compensation and the appropriate mix of these assorted components. In December 2007, the Company and the Compensation Committee reengaged Harlon to provide updated research and analysis to the Compensation Committee regarding Named Executive Officers’ 2007 compensation.

Peer Group and Compensation Targets

The Compensation Committee and the Senior Officers, with the assistance of Harlon, performed a comparison study of the 2005 compensation of the Named Executive Officers at the Company with eleven comparable financial institutions (the “Peer Group”). The Peer Group was used to provide a comparison of executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to the Company and have businesses that compete with the Company for executive talent.

Below is a table showing the comparable financial institutions in the Peer Group. The Peer Group includes two direct bank competitors located in the same metropolitan area as the Company—Centennial Bank Holdings, Inc., and CoBiz Financial—as well as four financial institutions (First State Bancorporation, Southwest Bancorp, Inc., Provident Financial Holdings, Inc. and Vineyard National Bancorp) which have asset sizes comparable to the Company’s. The remaining five financial institutions—Cascade Bancorp, Cascade Financial Corp., Franklin Bank Corp., PFF Bancorp, Inc., and Trustco Bank Corp. NY—are financial institutions that are generally comparable to the Company and which generally recruit individuals to fill senior management positions who are similar in skills and background to those the Company recruits. Studies like this one cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies typically include only the five most highly compensated officers at each financial institution. Typically, this correlates to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. The Compensation Committee and management looked more extensively at a number of other factors, particularly our estimate of the targeted total compensation of our most comparable local competitors, Centennial Bank Holdings, Inc. and CoBiz Financial.

Peer Group Table

	Net Income (1)	Total Assets (2)	Market Capitaliza- tion (2)	One Year Shareholder Return (%) (3)
	Dollars in Thousands	Dollars in Millions
United Western Bancorp, Inc.(4)	$10,141	$2,096.1	$145.28	1.3%
Cascade Bancorp	29,979	2,394.5	390.24	-53.9
Cascade Financial Corp	15,546	1,417.6	163.52	-18.4
Centennial Bank Holdings, Inc.	-138,092	2,371.6	304.13	-38.9
CoBiz Financial	23,024	2,391.0	341.91	-31.4
First State Bancorporation	24,807	3,425.0	279.32	-42.4
Franklin Bank Corp	-38,780	5,722.6	109.34	-79.0
PFF Bancorp Inc.	-8,876	4,373.9	272.40	-62.9
Provident Financial Holdings Inc.	6,469	1,640.5	101.99	-43.5
Southwest Bancorp Inc.	21,378	2,564.5	263.17	-32.9
Trustco Bank Corp NY	39,467	3,377.6	747.23	-5.0
Vineyard National Bancorp	-24,366	2,498.8	103.89	-52.5

(1)	Net Income is for the trailing 12-months ended December 31, 2007.

(2)	Total Assets and Market Capitalization is as of December 31, 2007.

(3)
One Year Shareholder Return determined from December 29, 2006 to December 31, 2007. Total Shareholder Return is defined as closing share price at end of period, less starting period closing share price, plus dividends declared for the period, divided by starting period closing share price.

(4)	The Company is included in this schedule for comparison purposes.

In order to remain consistent from year to year, we plan to use the Peer Group as part of our annual marketplace study. On the other hand, because some of the specific financial institutions included in the Peer Group may change their size, relevance or other pertinent factors, the Peer Group could include new or different companies in the future. The same Peer Group was used in the 2006 analysis except that two members of the group that were used in 2006 ceased to exist as independent entities, and were therefore eliminated from the study.

The Compensation Committee reviews compensation data, such as the data collected from the Peer Group, prepared with the assistance of Harlon (the “Survey Data”) to ensure that our total Named Executive Officer compensation program is competitive. The Survey Data is a compilation of compensation and other data prepared by Harlon based upon its review of the Peer Group as well as other companies that participate in banking surveys.

Measurements Used for Incentive Compensation Programs

The Compensation Committee, working with the Senior Officers, adopted a general outline of performance-based measurements for defining Named Executive Officer incentive compensation during the first quarter of 2007. These metrics (the “Performance Measurements”) are defined, and their use in Named Executive Officers’ annual incentive compensation is described below:

Community Bank Management

Community Bank Management relates to the continued implementation of the Company’s 2006 re-direction toward community banking, which includes the following measurement points:  (a) the meeting of targets for community bank loan and deposit growth; (b) increasing earnings and managing non-interest expense in accordance with the plan; and (c) the successful opening of new branch offices.

Wholesale Bank Management

Wholesale Bank Management is comprised of: (a) continued successful management of institutional risk for the bank subsidiary and the Company, which includes targets regarding asset quality and interest rate risk; (b) reduction in liability costs; and (c) the quality of the regulatory relationship with the Office of Thrift Supervision and, with respect to the Company’s Sterling Trust subsidiary, the Texas Department of Banking.

Financial Measurement

The Financial Measurement comprises the Company’s adherence to the financial portion of the Plan. This portion of the Plan, devised by the Senior Officers and approved by the Board of Directors, contains initiatives in virtually all phases of the Company’s community banking and non-banking operations. The goal was to maximize shareholder value in 2007 by increasing earnings and implementing numerous initiatives in the areas of operating efficiency, asset and liability mix, and asset quality. A significant feature of this portion of the Plan related to changes in the asset and liability mix of United Western Bank. Earnings per share and net income are also taken into account.

2007 Compensation Analysis

In 2006, Harlon assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of our peer competitors. Harlon also provided guidance on industry best practices. Harlon advised the Compensation Committee in: (i) determining base salaries and annual incentive compensation targets for Named Executive Officers for 2007; (ii) setting individual performance goals and award levels for Named Executive Officers for long-term incentive compensation beginning in 2007 as a result of the approval of the new 2007 Equity Incentive Plan; and (iii) designing and determining individual equity grant levels for Named Executive Officers. The analysis prepared by Harlon and reviewed by the Compensation Committee utilized 2005 peer group financial data and compensation data since 2006 year-end financial and compensation data for the peer group was not available at the time the analysis was prepared. In December of 2007, Harlon provided the Compensation Committee with updated peer group information that included 2006 peer group compensation data.

In December 2006, after consultation with the Company’s Senior Officers and after review of the Harlon research, analysis and recommendations, the Compensation Committee approved 2007 base salaries and established target incentive bonus amounts for the Senior Officers in 2007, with 125% of base salary set as the maximum incentive bonus amount except for the incentive bonus amount for the Chief Accounting Officer, which was reserved for a later date.

2007 Base Salaries

The Compensation Committee established this cash compensation structure, which sets base salaries as a lower percentage of total target compensation than incentive bonus amounts, in order to foster a performance driven culture within the Company. In addition, in order to support its stated purpose of aligning the interests of Named Executive Officers with those of shareholders, the Compensation Committee determined in 2007 that each Senior Officer should be encouraged to invest a significant portion of their after-tax incentive bonus amounts in the Company’s common stock. This encouragement of the investment of incentive bonus payments in Company stock is consistent with the investment guidelines for the Company’s officers and directors. See “Stock Ownership Guidelines” below and “DIRECTOR COMPENSATION.”

2007 Incentive Compensation

The 2007 Incentive Compensation Plan established a set of financial and non-financial performance measurements for each Named Executive Officer. These measurements are selected to drive annual performance. For 2007, the Compensation Committee devised the Performance Measurements to replace the previous financial and non-financial measurements amended in 2006. Each Performance Measurement has a weight within the plan, and the sum of the weights is 100%.

In 2006, financial measurements comprised 15% of the target incentive and non-financial measurements comprised 85% of the target incentive. In 2007, the financial measurement was weighted more heavily, at 25% to 50% of the target incentive. The reason for the greater weighting of the financial measurements is based upon the fact that at December 31, 2007 most of the Named Executive Officers would have now been at the Company for more than two years and, as a result, the Compensation Committee and senior management elected to put more weighting on the financial measurements as the Company progresses in changing the bank subsidiary into a community banking franchise. The following table describes the 2007 Annual Incentive Plan Weightings for Named Executive Officers.

Incentive Compensation Measurements and Weighting

	Community Bank Management	Wholesale Bank Management	2007 Financial Plan	Discretionary
Guy A. Gibson	45	20	25	10
Scot T. Wetzel	45	20	25	10
William D. Snider	40	25	25	10
Michael J. McCloskey	20	20	50	10

Performance targets are established at levels that are achievable, but require better than expected planned performance from each Named Executive Officer. Each of the Named Executive Officers received an annual bonus based on their individual contributions to the 2007 performance.

The amount to be paid to each Named Executive Officer as annual incentive compensation for 2007 was determined by reviewing each Named Executive Officer’s individual performance combined with the Performance Measurements as previously discussed. As discussed above, with the exception of the Chief Accounting Officer, the Compensation Committee analyzes a Named Executive Officer’s performance for the year and then determines the incentive level based upon a targeted percentage of base salary. Since the Compensation Committee had not established a targeted incentive bonus amount for the Chief Accounting Officer at the beginning of 2007, the Chief Accounting Officer’s incentive bonus amount was based on the recommendation of the Senior Officers after considering the Chief Accounting Officer’s contribution to the Company in 2007. The General Counsel’s base salary and incentive compensation target were negotiated when he was hired in the second calendar quarter of 2007. To allow for the possibility of a range of performance within performance factors (e.g., Community Bank Management), in 2007 the Compensation Committee adopted a set of multipliers as set forth below to be applied to the individual factors affecting total incentive compensation payments as set forth below:

Incentive Compensation Factor Multipliers

Annual Incentive Opportunity
	Minimum	Below Plan	Plan	Above Plan
Multiplier of Award Weighting	0	50-80	115-135	135-150
Percent of Strategic Plan Achieved	Under 70% of Plan	70-99% of Plan	100% of Plan	Over 100% of Plan

For example, if the Compensation Committee determined that the Company had achieved 95% of its Wholesale Bank Management plan, the multiple assigned to such Performance Measurement might be 80% whereas if the Compensation Committee determined that the Company had only achieved 69% of its Wholesale Bank Management plan, the multiple assigned to the Performance Measurement would be 0%.

The Compensation Committee weighs the three Performance Measurements at varying levels depending on actual results, with the discretionary category to be no more than 10% of the overall weighting. The Compensation Committee may also employ its independent judgment with regard to individual officer performance. To assist the Company in its determination of the Named Executive Officers’ success in managing the Company throughout the year, the Compensation Committee asked the Company’s Chief Financial Officer to compare the Company’s 2007 actual performance with the Performance Measurements. On December 4, 2007, the Chief Financial Officer analyzed the Company’s performance with respect to the Performance Measurements for the Compensation Committee, including both quantitative and qualitative measures of the actual results versus the 2007 Plan, utilizing the Performance Measurements.

The Chief Financial Officer concluded that the Company exceeded its 2007 Plan with respect to the Community Bank Management and Wholesale Bank Management measurements. In each case the components of those measurements, as described above, when averaged, resulted in the achievement of greater than 100% of the 2007 Plan. With respect to the Financial Plan measurement, the components of that Performance Measurement, when averaged, resulted in a small shortfall. According to the Chief Financial Officer, this shortfall was primarily the result of the underperformance of legacy assets and businesses. The Chief Financial Officer also noted the particularly difficult banking environment in 2007 and recommended that the Committee utilize the top of the discretionary guideline or 10 percent.

Based on this analysis of the Performance Measurements, the Chief Financial Officer and the other Senior Officers recommended that the cash incentive compensation for 2007 be at or below the maximum target amounts assigned for each Named Executive Officer (except the Chairman and the Chief Executive Officer, as to whom the Compensation Committee made its own initial determination). They also recommended that approximately 13% of Mr. McCloskey’s incentive bonus award should be attributed to his commitment to community leadership and diversity and that the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer be encouraged to utilize 60% of their 2007 Incentive Compensation to purchase shares of the Company’s common stock during 2008. Following presentations from both the Chief Financial Officer and the Chief Executive Officer, in executive session, the Compensation Committee discussed the recommendations of the Senior Officers, and such recommendations were approved. The Compensation Committee also made its own determinations with respect to the Chairman and the Chief Executive Officer, which determinations were generally consistent with those for the other Named Executive Officers.

2007 Equity Based Compensation

In 2007, the following restricted stock awards were made to Named Executive Officers by the Compensation Committee under the 2007 Plan. These awards were granted by the Compensation Committee in March 2007, but did not become effective until after the approval of the 2007 Plan at the 2007 Annual Meeting. Mr. Leventhal joined the Company after the grant of awards was made in March 2007 and he received a grant of stock options under the 1996 Plan when he commenced employment with the Company, which was prior to the approval of the 2007 Plan.

Name	Restricted Stock Grant
Scot T. Wetzel	7,964 shares
William D. Snider	5,120 shares
Michael J. McCloskey	5,120 shares
Benjamin C. Hirsh	908 shares

The granting of equity-based compensation to Named Executive Officers, employees, directors and consultants has generally been made annually. Typically, we make annual grants of equity-based compensation to our Named Executive Officers and employees. Named Executive Officers and other employees may also receive stock options at or near the time of their hire. We believe that grants of equity-based compensation serve as effective long term incentives for Named Executive Officers that encourage them to remain with the Company and continue to excel in their performance.

2007 Retirement Health & Welfare Benefits

The Compensation Committee did not grant any supplemental retirement, health or welfare benefits to any of the Named Executive Officers during 2007. We will continue to monitor and evaluate the compensation being paid to executives of the other companies in the Peer Group to determine whether it would be appropriate to grant any such benefits to the Company’s Named Executive Officers.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO or any other Named Executive Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to Named Executive Officers for deductibility under Section 162(m), including (i) certain amounts paid under 2001 Incentive Compensation Plan, (ii) certain compensation expense related to options granted pursuant to the Company’s 1996 Stock Option Plan, the 2006 Special Option Plan and the 2007 Equity Incentive Plan. We may from time to time pay compensation to our Named Executive Officers that may not be deductible under Section 162(m), including discretionary bonuses or other types of compensation outside of our plans.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to APB 25 and FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Severance Plan

The Company has no severance plan in place for any of its Named Executive Officers except for Mr. Wetzel, described below.

Employment Agreements and Arrangements

The Company entered into an employment agreement with Mr. Wetzel, effective January 11, 2006 (the “Agreement”). The Agreement provides for a minimum annual salary of $300,000 per year, a $100,000 signing bonus and the grant of 200,000 non-qualified stock options to purchase shares of the Company’s Common Stock.

Mr. Wetzel’s employment agreement with the Company provides that Mr. Wetzel will serve as President and Chief Executive Officer of the Company, and as the President, Chief Executive Officer and Chairman of the Board of United Western Bank, for a three-year period, or until the Company terminates his employment or he resigns, if earlier. The Agreement provides that Mr. Wetzel is eligible for the Company’s employee benefit plans and other benefits provided in the same manner and to the same extent as to the Company’s other executive officers. The Agreement also provides that Mr. Wetzel will receive severance benefits if, prior to the Agreement’s expiration, the Company voluntarily terminates his employment for any reason other than “cause” (as defined in the Agreement) or he terminates his employment for “good reason” (as defined in the Agreement) (collectively, “Early Termination”).

In the event of Early Termination, Mr. Wetzel will be entitled to the greater of: (a) any unpaid base salary due Mr. Wetzel pursuant to the remaining term of his employment agreement and any vacation time and vested benefits as required by the terms of any employee benefit plan or program; or (b) one times his annual base salary. At the discretion of the Compensation Committee, Mr. Wetzel may also receive other benefits while he is employed by the Company and in the event of his termination, including, among others, the continuation of health care benefits following the termination of his employment. Payment of Mr. Wetzel’s severance and post-termination benefits will, to the extent required by Section 409A of the Internal Revenue Code, as amended, be deferred for a period of six (6) months after the termination of his employment by the Company.

As required by the Agreement, the Compensation Committee granted Mr. Wetzel two options (the “Options”) to purchase an aggregate of 200,000 shares of Company’s common stock (the “Stock”) at an exercise price per share of $19.00 per share, vesting 20% per year on each anniversary of the grant date for five years. Of the 200,000 Options, the first 100,000 Options (the “Plan Options”) were granted under the Company’s 1996 Amended and Restated Employee Stock Option Plan (the “1996 Stock Option Plan”). Because Section 3(c) of the 1996 Stock Option Plan limits the amount of stock options that can be granted to any one person to 100,000 shares in any 365 day period, the second 100,000 Options (the “Special Options”) were granted in accordance with the terms and conditions of the 2006 Employee Stock Option Plan (the “2006 Special Stock Option Plan”) that was adopted by the Board of Directors for the purpose of granting the Special Option and another similar stock option to Mr. McCloskey, which could not be granted under the 1996 Stock Option Plan. The terms and conditions governing options granted under the 2006 Special Stock Option Plan are substantially identical to those governing options granted under the 1996 Stock Option Plan.

Mr. Wetzel’s employment agreement also contains confidentiality provisions and a covenant not to solicit employees or clients during his employment term and for the first year of any period following the termination of his employment that Mr. Wetzel is receiving any salary continuation payments from the Company. In the event of Mr. Wetzel’s voluntary resignation that is not for “good reason,” as defined in the Agreement, the Company has the right to purchase, for a monthly payment of $31,500 per month, a non-compete agreement from Mr. Wetzel for a period of between one and twelve months, at the Company’s discretion, during which period Mr. Wetzel would be prohibited from, directly or indirectly, (i) engaging in any business engaged in by the Company or United Western Bank (collectively, the “Business”) in the State of Colorado or any other state where, as of the date of termination, the Company has existing banking operations or other sales offices or has invested a substantial amount of effort or money with the intent of establishing banking operations or sales offices (the “Territory”), (ii) interfere with the Business, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Territory that is competitive with the Business as such business is conducted or proposed to be conducted from and after the date of this Agreement, except that he could be a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded that competes with the Business, so long as he has no active participation in the business of such corporation. A resignation by Mr. Wetzel less than sixty (60) days after the appointment of a Chairman of the Board of the Company replacing Guy A. Gibson in that position would also be treated as a resignation for “good reason” for purposes of entitling Mr. Wetzel to severance benefits, except that the Company could nevertheless elect to purchase a non-compete agreement for one to twelve months and Mr. Wetzel would not have any post-employment non-solicitation obligations other than those imposed by the non-compete agreement purchased, if any.

Change in Control Agreements

We have no Change in Control Agreements with any of the Named Executive Officers of the Company or with any other employee of the Company other than the provisions of Mr. Wetzel’s employment agreement, discussed above, providing that a resignation by Mr. Wetzel after the appointment of a Chairman of the Board other than Mr. Gibson would be treated as a resignation for “good reason” and entitle him to severance benefits under that agreement.

Indemnification Agreement

We have no specific indemnification agreements with any of the Named Executive Officers of the Company or with any other employee of the Company other than certain provisions of Mr. Wetzel’s employment agreement. That agreement provides for us to, among other things, indemnify him against certain liabilities that may arise by reason of his status or service as an officer of the Company, to advance his expenses incurred as a result of a proceeding as to which he may be indemnified and to cover him under any directors’ and officers’ liability insurance policy we maintain. This indemnification agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Colorado and to be in addition to any other rights he may have to indemnification under the Company’s Articles of Incorporation, Bylaws and applicable law.

In addition, the Company’s Articles of Incorporation and Bylaws provide that the Company must indemnify its directors, officers and employees to the fullest extent permitted by Colorado law, including those circumstances in which indemnification would otherwise be discretionary. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interest. Under Colorado law, a corporation may not provide indemnification in connection with a proceeding by or in the right of the corporation if the individual is adjudged to be liable to the corporation, or, in connection with any other proceeding, if the individual is adjudged liable on the basis that he or she derived an improper personal benefit.

Stock Ownership Guidelines

The Board of Directors, upon the Compensation Committee’s recommendation, adopted Stock Ownership Guidelines for our Named Executive Officers to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual Named Executive Officer’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Compensation Committee will annually review each Named Executive Officer’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The CEO is responsible for day to day monitoring of the NEOs’ compliance with the Guidelines. Only the Compensation Committee or the CEO can approve deviations from the Guidelines. The Guidelines currently recommend that the following Named Executive Officers have direct ownership of our common stock in at least the following amounts:

Stock Ownership Level

Officer Positions	Multiple of Salary
Chief Executive Officer	3x
Chief Financial Officer, Chief Operating Officer, General Counsel and Chief Accounting Officer	1x

The Guidelines encourage the Named Executive Officers to comply with the Guidelines no later than three years after the February 13, 2007 Board approval of the Guidelines or the date appointed to a position subject to the Guidelines, whichever is later.

EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE

The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2007 and 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with FAS 123 (R); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.

Summary Compensation Table - Named Executive Officers

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Def. Comp. Earnings ($)	All Other Compen- sation ($)	Total ($)
Guy A. Gibson (3)	2007	$300,000	$0	$	$0	$375,000	$	$6,750	$681,750
Chairman of the Board	2006	250,000	0		0	212,500		7,500	470,000

Scot T. Wetzel (4)	2007	375,000		133,034		468,750		45,510	1,022,294
President & CEO	2006	300,000	100,000		183,292	255,000		34,760	873,052

William D. Snider (5)	2007	300,000		85,527	285,128	369,000		33,550	1,073,205
Chief Financial Officer	2006	225,000			36,144	212,500		23,500	497,144

Michael J. McCloskey (6)	2007	300,000		85,527		306,000		14,750	706,277
Chief Operating Officer	2006	250,000			98,192	212,500		14,000	574,692

Benjamin C. Hirsh (7)	2007	200,000		15,168	23,300	85,000		29,800	353,268
Chief Accounting Officer	2006	200,000	100,000		3,814	50,000		24,400	378,214

Jeffrey R. Leventhal (8)	2007	143,974			88,189	120,000			352,163
General Counsel	2006

Theodore J. Abariotes (9)	2007	83,242							83,242
Former General Counsel	2006	152,809			4,736	60,000			217,545

(1)
For each of the restricted stock grants, the value shown is based on the fair value at the date of grant determined in accordance with FAS 123 (R). See the Company’s Annual Report for the year ended December 31, 2007 for a complete description of the FAS 123(R) valuation disclosures.

(2)
For each of the stock option grants, the value shown is the fair value at the date of grant determined in accordance with FAS 123 (R). The cost of these options is also included in the Company’s financial statements in accordance with FAS 123(R). See the Company’s Annual Report for the year ended December 31, 2007 for a complete description of the FAS 123(R) valuation disclosures. The actual number of awards granted is shown in the “Grants of Plan Based Awards” table included in this filing.

(3)	Mr. Gibson received $6,750 as the Company contribution to his 401(k) Plan.
(4)
Mr. Wetzel received $6,750 as the Company contribution to his 401(k) Plan, director fees in the amount of $18,800 for services as a Director of United Western Bank; personal travel expenses of $250, $9,000 annual car allowance, monthly parking of $2,460, and club memberships of $8,250, for a total of $45,510 in “all other compensation.”

(5)
Mr. Snider received $6,750 as the Company contribution to his 401(k) Plan, and also received $18,800 and $8,000 for acting as a Director of United Western Bank and Sterling Trust Company, respectively, both affiliates of the Company.

(6)	Mr. McCloskey received $6,750 as the Company contribution to his 401(k) Plan, and also received $8,000 for acting as a Director of Sterling Trust Company, an affiliate of the Company.
(7)	Mr. Hirsh received $6,750 as the Company contribution to his 401(k) Plan, and $23,050 for acting as a Director of United Western Bank, an affiliate of the Company.
(8)	While Mr. Leventhal’s annual base salary in 2007 was $200,000, the amount shown represents partial year compensation from his start date of April 11, 2007.
(9)	While Mr. Abariotes’ annual base salary in 2007 was $192,500; the amount shown represents partial year compensation through his employment termination date of May 31, 2007.

GRANT OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were made to the Named Executive Officers during 2007, including the incentive plan awards (equity based and non-equity based) and other planned-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FAS 123(R). Non-equity incentive plan awards are awards that are not subject to FAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

Grants of Plan-Based Awards in Fiscal 2007

		Estimated Future Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)	All Other Stock Awards (#)(2)	All Other Option Awards (#)		Exercise Price or Base Price of Option Awards (Price/Sh) ($)(1)
Guy A. Gibson		0	0	0	0	0	0	0	0		$0

Scot T. Wetzel	3/19/2007	0	0	0	0	0	0	7,964

William D. Snider	2/13/2007	0	0	0	0	0	0		45,000	(3)	20.40
	3/19/2007	0	0	0	0	0	0	5,120
	10/5/2007	0	0	0	0	0	0		9,330	(4)	21.30

Michael J. McCloskey	3/19/2007	0	0	0	0	0	0	5,120

Benjamin C. Hirsh	3/19/2007	0	0	0	0	0	0	908
	10/5/2007	0	0	0	0	0	0		5,000	(4)	21.30

Jeffrey R. Leventhal	5/3/2007	0	0	0	0	0	0		13,797	(5)	23.64
	10/5/2007	0	0	0	0	0	0		2,611	(4)	21.30

(1)	The exercise price for each stock option is the closing stock price on the date of grant.
(2)	Represents grant of restricted stock under the 2007 Equity Incentive Plan. Stock vests annually over 5 years.
(3)	Represents options granted to Mr. Snider under the 1996 Stock Option Plan.
(4)	Represents options granted under the stock option matching program and the 2007 Equity Incentive Plan. See discussion regarding 2007 Equity Incentive Plan below.
(5)	Represents options granted to Mr. Leventhal under the 1996 Stock Option Plan upon commencement of employment. See discussion regarding 2007 Equity Incentive Plan below.

Below are the material factors necessary to understand the information in both the Summary Compensation Table and the Grants of Plan-Based Awards Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

Outstanding Equity Awards at December 31, 2007 Year-End Table – Named Executive Officers

	Option awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underling unexercised options un-exercisable (#)(1)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(#)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Guy A. Gibson	0	0	0	$	N/A	N/A	0	$0	0	$0

Scot T. Wetzel	40,000	160,000	160,000		19.00	11/11/2016	7,964	159,280	7,964	0

William D. Snider	8,000	32,000	32,000		19.00	1/19/2016	5,120	102,400	5,120	0
	0	45,000	45,000		20.40	2/13/2017
	0	9,330	9,330		21.30	1/5/2017

Michael J. McCloskey	21,429	85,714	85,714		19.00	1/11/2016	5,120	102,400	5,120	0

Benjamin C. Hirsh	1,000	4,000	4,000		20.76	1/26/2016	908	18,160	908	0
	0	5,000	5,000		21.30	10/4/2017

Jeffrey R. Leventhal	0	13,797	13,797		23.64	5/3/2017	0	0	0	0
	0	2,611	2,611		21.30	10/5/2017

Theodore J. Abariotes	1,300	5,200	5,200		22.75	3/10/2016	0	0	0	0

(1)
All options for the Named Executive Officers vest over a period of five (5) years, with the first 20% vesting one year after the date of grant. The options are exercisable for 10 years, and expire on the date 10 years from the date of grant.

(2)
Grants of restricted stock for the Named Executive Officers vest over a period of five (5) years, with the first 20% vesting May 19, 2008; the second 20% vesting date is March 19, 2009, with the balance vesting 20% on each consecutive March 19th.

(3)	For each of the restricted stock grants, the value shown is based on the closing price of the Company’s stock on December 31, 2007 ($20.00), multiplied by the number of unvested shares.

Option Exercises and Stock Vested in Fiscal Year 2007

No Named Executive Officer exercised any stock option grant during 2007. While grants of restricted stock were made to Named Executive Officers during 2007, all stock is still restricted and the restriction will only lapse commencing in 2008.

Pension Benefits

The table disclosing the actuarial present value of each Named Executive Officer’s accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each Named Executive Officers during the year is omitted because the Company does not have a defined benefit plan for Named Executive Officers. The only retirement plan available to Named Executive Officers in 2007 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

Non-Qualified Deferred Compensation

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, each Named Executive Officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because, in 2007 the Company had no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.

DISCLOSURE REGARDING TERMINATION AND
CHANGE IN CONTROL PROVISIONS

Potential Payments upon Termination or Change in Control

Employment Agreement with Scot T. Wetzel

Mr. Wetzel is the only Named Executive Officer who has an employment agreement with the Company. As discussed in “Compensation Discussion and Analysis--Employment Agreements and Arrangements” above, Mr. Wetzel’s Employment Agreement has certain provisions addressing his termination of employment with the Company. The term of the employment agreement is for three years and expires on January 11, 2009, with one-year automatic renewals unless, three months prior to the expiration period, either party gives the other party prior written notice of their intention not to renew the agreement.

Early Termination of Mr. Wetzel’s Employment

As previously noted, Mr. Wetzel’s employment agreement with the Company (the “Agreement”) provides that Mr. Wetzel will receive severance benefits if, prior to the Agreement’s expiration, the Company voluntarily terminates his employment for any reason other than “cause” (as defined in the Agreement) or he terminates his employment for “good reason” (as defined in the Agreement) (collectively, “Early Termination”). In the event of Early Termination, Mr. Wetzel will be entitled to (i) the greater of: (a) any unpaid base salary due Mr. Wetzel pursuant to the remaining term of his employment agreement and any vacation time and vested benefits as required by the terms of any employee benefit plan or program; or (b) one times his annual base salary and, in addition, (c) health insurance benefits for Mr. Wetzel and his family for the maximum period permitted by COBRA. At the discretion of the Compensation Committee, Mr. Wetzel may also receive other benefits while he is employed by the Company and in the event of his termination, including, among others, the continuation of health care benefits following the termination of his employment. Payment of Mr. Wetzel’s severance and post-termination benefits will, to the extent required by Section 409A of the Internal Revenue Code, as amended, be deferred for a period of six (6) months after the termination of his employment by the Company.

If Mr. Wetzel’s employment had been terminated on December 31, 2007, due to Early Termination, we estimate that the value of payments and benefits described in clauses (a) or (b) (whichever is greater) and (c) above that he would have been eligible to receive is as follows: (a) $600,000 (for years two and three of the employment agreement) and (b) $0.00 since the amount in unpaid salary due Mr. Wetzel for the remaining term (two more years) is greater than $100,000; and (c) $18,000 ($1,000 which is estimated at $1,000 a month for an 18 month period), with an aggregate value of $618,000.

If Mr. Wetzel’s employment had been terminated on December 31, 2007, by Mr. Wetzel without cause, then the Company’s only obligation to Mr. Wetzel with respect to compensation would have been payment of any unpaid salary for the first year term (if any), and any accrued, unused vacation compensation earned as of December 31, 2007.

Termination of Employment by Mr. Wetzel Without Cause

If Mr. Wetzel’s employment is terminated by him for any reason other than a good reason (as defined in the Agreement), he is to receive only those vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant as of the date of termination and a lump sum amount in cash equal to the sum of (i) his base salary through the date of termination; (ii) any compensation previously deferred by him (together with any accrued interest or earnings thereon) and any accrued vacation pay; and (iii) any other amounts due him as of the date of termination, in each case to the extent not theretofore paid.

If Mr. Wetzel’s employment had been terminated by him for any reason other than a good reason (as defined in his employment agreement) on December 31, 2007, then the Company’s only obligation to Mr. Wetzel with respect to compensation would have been payment of any unpaid salary for the first year term (if any), and any accrued, unused vacation compensation earned as of December 31, 2007.

Termination of Employment Due to Death or Disability

Termination of Mr. Wetzel’s employment due to his disability or death is treated as if Mr. Wetzel voluntarily terminated his employment without cause. Therefore if Mr. Wetzel’s employment had terminated on December 31, 2007, due to death or disability, then the Company’s only obligation with respect to compensation would have been payment of any unpaid salary for the first year term (if any) and any accrued, unused vacation compensation earned as of December 31, 2007. In the event of Mr. Wetzel’s death, his beneficiary would have also received the standard employee death benefit under the Company provided life insurance plan, provided to all employees, up to a maximum of $200,000, and any additional life insurance proceeds provided by any supplemental life insurance purchased through the Company by Mr. Wetzel.

For this purpose, Mr. Wetzel will be deemed to have a “disability” if, as a result of his incapacity due to physical or mental illness, (i) he is absent from the full-time performance of his duties with us for 90 days during any period of 12 consecutive months or (ii) it is reasonably certain that the disability will last for more than that period, and within 30 days after we give written notice of termination to Mr. Wetzel and he does not return to the performance of his duties with us on a full-time basis.

Mr. Wetzel’s employment agreement also contains confidentiality provisions and a covenant not to solicit employees or clients during his employment term and for the first year of any period following the termination of his employment that Mr. Wetzel is receiving any salary continuation payments from the Company. In the event of Mr. Wetzel’s voluntary resignation that is not for “good reason,” as defined in the Agreement, the Company has the right to purchase, for a monthly payment of $31,500 per month, a non-compete agreement from Mr. Wetzel for a period of between one and twelve months, at the Company’s discretion, during which period Mr. Wetzel would be prohibited from, directly or indirectly, (i) engaging in any business engaged in by the Company or United Western Bank (collectively, the “Business”) in the state of Colorado or any other state where, as of the date of termination, the Company has existing banking operations or other sales offices or has invested a substantial amount of effort or money with the intent of establishing banking operations or sales offices (the “Territory”), (ii) interfere with the Business, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Territory that is competitive with the Business as such business is conducted or proposed to be conducted from and after the date of this Agreement, except that he could be a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded that competes with the Business, so long as he has no active participation in the business of such corporation. A resignation by Mr. Wetzel less than sixty (60) days after the appointment of a Chairman of the Board of the Company replacing Guy A. Gibson in that position would also be treated as a resignation for “good reason” for purposes of entitling Mr. Wetzel to severance benefits except that the Company could nevertheless elect to purchase a non-compete agreement for one to twelve months and Mr. Wetzel would not have any post-employment non-solicitation obligations other than those imposed by the non-compete agreement purchased, if any.

No other Named Executive Officer is under any agreement that allows for the Named Executive Officer to receive potential payments and other benefits, including perquisites, that would be payable to that person in the event of a termination, change in control or a change in the person’s responsibilities.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Similar to executive officers, Directors are asked to comply with the Company’s Stock Ownership Guidelines. Within three years after joining the Board, each Director should own shares of the Company’s stock with an aggregate value of at least three times the annual cash retainer.

Only one director was absent from any of the 12 regular and special Board meetings held in 2007.

Compensation Paid to Board Members

Members of the Board who are not employees of the Company are entitled to receive an annual retainer of: (i) $47,000 for Board members who do not chair a committee; (ii) $57,000 for the Audit Committee Chairperson; (iii) $52,000 for the Compensation Committee Chairperson and (iv) $52,000 for the Nominating Governance Chairperson. With the payment of the quarterly payment of the annual retainer fee for the 3rd quarter of 2007, after approval of Company’s 2007 Equity Incentive Plan by the Company’s shareholders at the 2007 Annual Meeting, the outside Directors have received their annual retainer fees as follows: 60% in Company stock and 40% in cash. Each member of the Board who is not an employee of the Company also receives: (i) an attendance fee for scheduled Board meetings of $2,000 per meeting; (ii) a fee of $250 for each limited agenda board meeting held telephonically; (iii) a $1,000 fee for each full board meeting held telephonically; and (iv) a $250 fee for each committee meeting held telephonically (and which is not held concurrently with a board meeting). Directors are also reimbursed for reasonable expenses.  Directors who are employees of the Company receive no additional compensation for their service as directors of the Company.

Summary Compensation Table – Independent Directors

Name & Principal Position	Year	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Nonequity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James H. Bullock (3)	2007	$47,900	$15,600	$9,340	(1)	N/A	N/A	$25,100	$97,940
	2006	39,000		23,529	(2)	N/A	N/A	19,400	81,929

Jeffrey R. Leeds (4)	2007	45,150	14,100			N/A	N/A	0	59,250
	2006	22,641		38,897	(2)	N/A	N/A	0	61,538

Lester Ravitz (5)	2007	48,650	15,600	4,190	(1)	N/A	N/A	0	68,440
	2006	38,500		23,529	(2)	N/A	N/A	0	62,029

Robert T. Slezak (6)	2007	52,650	17,100	31,915	(1)	N/A	N/A	0	101,665
	2006	41,000		23,529	(2)	N/A	N/A	0	64,529

(1)
In valuing the Directors’ 2007 option grants, these options are part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company. Such options have a ratable five year vesting period, utilize the same exercise multiple as those options granted to Named Executive Officers, of 2.04 and assume an attrition rate of 10%.

(2)
In valuing the Directors’ 2006 option grants, these options were part of the former Director’s compensation plan. These options vested over a period of one year and one day. The Company assumed the same exercise multiple as those options granted to Named Executive Officers and a zero percent rate of attrition.

(3)
Compensation paid to Dr. Bullock includes $47,900 director fees earned and paid in cash during 2007, $15,600 director fees paid in the form of 678 shares of Company common stock, and $25,100 paid to Dr. Bullock for his services as a Director of United Western Bank. Dr. Bullock also received a grant of 2,000 stock options as part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company.  See discussion regarding 2007 Equity Incentive Plan below.

(4)	Compensation paid to Mr. Leeds includes $45,150 director fees earned and paid in cash in 2007, and $14,100 director feeds paid in the form of 613 shares of Company common stock.

(5)
Compensation paid to Mr. Ravitz includes $48,650 director fees earned and paid in cash in 2007, and $15,600 director fees paid in the form of 678 shares of Company common stock. Mr. Ravitz also received a grant of 1,000 stock options as part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company.    See discussion regarding 2007 Equity Incentive Plan below.

(6)
Compensation paid to Mr. Slezak includes $52,650 director fees earned and paid in cash in 2007, and $17,100 director fees paid in the form of 743 shares of Company common stock. Mr. Slezak also received a grant of 6,834 stock options as part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company.    See discussion regarding 2007 Equity Incentive Plan below.

Grants of Plan-Based Awards to Independent Directors in Fiscal 2007

		Estimated Future Payouts under Nonequity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Or Base Price of Option Awards (Price/Sh) ($)
James H. Bullock (1)	10/05/07	0	0	0	0	0	0	678	2,000	21.30
Robert T. Slezak (1)	10/05/07	0	0	0	0	0	0	743	6,834	21.30
Lester Ravitz (1)	12/17/07	0	0	0	0	0	0	678	1,000	20.17
Jeff Leeds	N/A	0	0	0	0	0	0	612	0	N/A
________________________
(1)
Options granted pursuant to a stock option matching program whereby directors may be granted an option to purchase two shares of stock for every one share of qualifying stock purchased, up to a maximum grant of $75,000 annually. These options vest 20% per year over five years, with the first vesting date being the anniversary date of the date of grant.

Outstanding Equity Awards at December 31, 2007 Year-End – Directors

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
James H. Bullock	2,500	0		2,500	22.95	06/15/16	0	0	0	0
Jeffrey R. Leeds	5,000	0		5,000	19.90	11/09/16	0	0	0	0
Lester Ravitz	2,500	0		2,500	22.95	06/15/16	0	0	0	0
Robert T. Slezak	2,500	0		2,500	22.95	06/15/16	0	0	0	0
James H. Bullock	0	2,000	(1)	2,000	21.30	10/05/17	2,000	0	0	0
Robert T. Slezak	0	6,834	(1)	6,834	21.30	10/05/17	6,834	0	0	0
Lester Ravitz	0	1,000	(1)	1,000	20.17	12/17/17	1,000	0	0	0

(1)	Options vest 20% per year over a five year period, commencing one year from date of grant.

Option Exercises and Stock Vested for the Fiscal Year 2007 – Directors

	Option Awards(1)		Stock Awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
James H. Bullock	0	0	678	$15,600
Jeffrey R. Leeds	0	0	612	14,100
Lester Ravitz	0	0	678	15,600
Robert T. Slezak	0	0	743	17,100

(1)	No director exercised any options during 2007.
(2)	Stock awarded quarterly to directors during 2007 as part of their annual director compensation package. These shares vested immediately upon grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held ten meetings during fiscal year 2007. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.

THE COMPENSATION COMMITTEE
Lester Ravitz – Chairman
James H. Bullock
Jeffrey R. Leeds
Robert T. Slezak

2007 Equity Incentive Plan

On May 17, 2007, the shareholders approved the 2007 Equity Incentive Plan (“2007 Plan”). The 2007 Plan provides for the grant of future equity and cash based awards to officers, directors, employees, consultants and other persons providing services to the Company. Under our previous equity-based compensation plan, the 1996 Amended and Restated Stock Option Plan (the “1996 Plan”), only the granting of stock options was permitted. Under the 2007 Plan, awards may consist of stock options, stock appreciation rights, restricted stock awards, performance units, supplemental cash payments or any combination thereof. The Company does not intend to issue additional options pursuant to the 1996 Plan. Any future equity based compensation is expected to be issued pursuant to the 2007 Plan.

The primary purpose of the 2007 Plan is to further the growth in earnings and market appreciation of the Company by providing long-term incentives to officers, directors, employees and other persons providing services to the Company. The Company believes that the long-term incentives provided by the Plan will help the Company recruit, retain and motivate its officers, directors, employees, consultants and other persons who provide important services to the Company.

Our equity compensation program is a vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our performance as we continue our focus on community banking. It also reinforces in the Company the entrepreneurial environment and spirit of a small company by providing real incentives for our employees to sustain and enhance the Company’s long-term performance. Both the Senior Officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to the Company’s future success.

While various persons are involved in the equity granting process, the Compensation Committee makes all awards of equity grants to Named Executive Officers and to employees, directors and consultants of the Company. The Compensation Committee, with the assistance of the General Counsel and the Company’s Senior Vice President of Human Resources, oversees the equity grant practices and administration of the 2007 Plan. The Chief Accounting Officer has established procedures that provide for consistency and accuracy in determining the fair market value of restricted stock grants, and stock options and the expense regarding the stock option grants in compliance with FAS 123(R).

Equity-based grants are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation-related decisions. Our consistent practice is that the exercise price for every stock option is the closing price on the Nasdaq Stock Market on the date of grant.

Generally, the restriction on restricted stock grants lapse 20% per year over five years. Similarly, stock option grants typically vest at the rate of 20% per year over five years. There is a limited term in which the Named Executive Officers can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates. Similarly, upon termination of employment, any restricted stock is similarly forfeited.

In August of 2007, the Company implemented a stock purchase option matching program pursuant to the 2007 Equity Incentive Plan. Under this program all employees of the Company, as well as members of the board of directors of the Company and its affiliates, may receive two matching options for every qualifying share purchased. The maximum value of qualifying share purchases is subject to an annual cap, as well as other terms relating to vesting and forfeiture. All grants of matching options are made at the discretion of the Compensation Committee.

Employee Stock Purchase Plan

Beginning in 2007, the Company re-implemented its employee stock purchase plan. The Company had previously suspended the plan for several years. The purpose of this tax-qualified plan is to encourage and enable eligible employees at all levels to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of the shareholders. The Named Executive Officers may participate in this plan on the same basis as all other eligible employees.

Subject to IRS limits, eligible employees may elect to contribute on an after-tax basis, up to 25% of their base annual pay to purchase our Common Stock at a 15% discount to the market price. Under applicable tax law, no participating employee may purchase more than $25,000 in market value (based on the market value of the Company’s stock on the annual plan commencement date) of Company stock in any calendar year.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Ravitz (Chairman), Slezak, Bullock and Leeds, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

Certain Relationships and Related Transactions

On September 29, 2006, the Company entered into a co-location license agreement (the “Agreement”) with Legent Clearing LLC (“LC”) to share office space with LC located in Thornton, Colorado. The Company uses the office as a business continuity site. The Agreement provides, among other things, for an initial term of seven months at $3,000 per month, and a month-to-month basis thereafter at the same rate. On the same date, United Western Bank (the “Bank”) extended a $5 million line of credit (the “Loan”) to Legent Group, LLC (“LG”). LC is a wholly owned subsidiary of LG. Because Guy Gibson, the Company’s Chairman of the Board and largest shareholder is currently a 7% shareholder of LG and serves on LG’s Board of Directors, the Company’s Audit Committee (which is responsible for reviewing and approving all related party transactions) reviewed both the Agreement and the Loan. The Audit Committee determined that the monthly payments to LC pursuant to the Agreement were at market rates for the space to be used and, accordingly, that the terms of the Agreement are as fair as would have been obtained from an unaffiliated third party. The Audit Committee also determined that the Loan was fair and equitable and in the best interests of the Company. Based on these determinations, the Committee approved both transactions and waived any potential violations of the provisions of the Company’s Business Conduct and Ethics. In June of 2007 the Agreement was amended to provide for a three year term ending April 30, 2010. In September of 2007, the Loan was extended for an additional one year term.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Shareholders”), to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders of the Company are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% Shareholders were timely met.

* * * * * * * * * *

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

For shareholder proposals to be considered for inclusion in the Proxy Statement for the 2009 Annual Meeting, they must be received by the Company no later than December 11, 2008. Any shareholder proposal that is not submitted for inclusion in the Company’s Proxy Statement, but is instead sought to be presented at the 2008 Annual Meeting, must be delivered to or mailed and received by the Secretary at the Company’s principal executive office not less than 20 days and no more than 50 days prior to the meeting. In the event that less than 30 days notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure made. A shareholder’s proposal must be written and for each matter the shareholder proposes to bring before the annual meeting, include the following information: (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business; (iii) the number of shares of Common Stock of the Company which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. The Company’s proxies will vote the shares represented by the proxies held by them in accordance with their judgment on such matters if (i) the proposal is received outside of the timeframe outlined above or (ii) the Company receives timely notice of such proposal and advises its shareholders in its 2008 Proxy Statement about the nature of the matter and how management intends to vote.

                               BY ORDER OF THE BOARD OF DIRECTORS

                                                                /s/  Michael J. McCloskey
                                Michael J. McCloskey
                                Chief Operating Officer
April 10, 2008
Denver, Colorado

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

APPENDIX I

PROXY - UNITED WESTERN BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

700 17th Street, Suite 2100

Denver, Colorado 80202

The undersigned hereby appoints Scot T. Wetzel, Benjamin C. Hirsh and Linda A. Selub, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the Common Stock of United Western Bancorp, Inc. (the “Company”), held of record by the undersigned on March 14, 2008, at the Annual Meeting of Shareholders of the Company to be held on May 15, 2008, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSAL 2, AND THE PERSONS NAMED ON THE FRONT OF THIS PROXY WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.

(To Be Dated and Signed On Reverse Side)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada):	To vote using the Internet:
     Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

     Follow the simple instructions provided by the recorded message
 Go to the following web site: www.investorvote.com  Enter the information requested on your computer and follow the simple instructions.

C0123456789	[ 12345 ]

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by

1:00 a.m., Central Daylight Time, on May 15, 2008.

THANK YOU FOR VOTING.

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ANNUAL MEETING PROXY CARD

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A.           ELECTION OF DIRECTORS

1.
PROPOSAL TO ELECT (1) ONE DIRECTOR TO SERVE UNTIL THE 2009 ANNUAL MEETING AND THREE (3) DIRECTORS TO SERVE UNTIL THE 2011 ANNUAL MEETING, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold
01 — Bernard Darré to serve until the 2009 Annual Meeting	☐	☐
02 — Guy A. Gibson to serve until the 2011 Annual Meeting	☐	☐
03 — James H. Bullock to serve until the 2011 Annual Meeting	☐	☐
04 — Michael J. McCloskey to serve until the 2011 Annual Meeting	☐	☐

B.           PROPOSALS

The Board of Directors recommends a vote FOR the following proposal.
	For	Against	Abstain
2. PROPOSAL TO RATIFY THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.
	☐	☐	☐

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

C.	AUTHORIZED SIGNATURES - Sign Here - This section must be completed for your instructions to be executed.

Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	________________________________, 2008

Signature:	_____________________________________

Signature, if held jointly:	______________________________________

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